Exhibit 99.1

Encision Reports First Fiscal Quarter Revenue Increase of 20% Over Prior Year’s First Fiscal Quarter

          BOULDER, Colo., July 20 /PRNewswire-FirstCall/ -- Encision Inc. (Amex: ECI), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its first fiscal quarter ended June 30, 2006.

          Revenue for the first fiscal quarter ended June 30, 2006 was $2.75 million, representing a 20% increase over revenue of $2.29 million for the prior fiscal year’s first quarter.  The Company recorded net income of $104 thousand or $.02 per share for the first quarter of fiscal year 2007 compared to net income of $19 thousand or $.00 per share for the first quarter of fiscal year 2006.  Net income for the first quarter of fiscal year 2007 includes stock-based compensation expense of $47 thousand, or $.01 per share, due to the implementation of SFAS 123(R).  Net income prior to fiscal 2007 did not include stock-based compensation expense.  Gross profit margin for the first quarter of fiscal year 2007 was 62% as compared to 60.5% for the first quarter of fiscal year 2006.

          ”We are pleased to announce a 20% increase in revenue over the prior year’s first quarter revenue, an improved  gross profit margin, net income of over $100 thousand and a company milestone -- June’s revenue exceeded $1 million, our first ever $1 million revenue month,” said Jack Serino, President and CEO of Encision.  “Awareness by the public and healthcare providers of the serious complications from stray energy burns during laparoscopy continued to grow.  During the quarter, our AEM(R) monitoring equipment was demonstrated in a special syndicated television news feature that aired in cities nationwide.  The topic of the feature was the risk of stray energy burns during laparoscopic surgery.”

          Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

          In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward- looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

          CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.
Unaudited Condensed Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended June 30,

	2006	2005

Net Revenue	$2,754	$2,289
Cost of Revenue	1,048	904
Gross Profit	1,706	1,385
Operating Expenses	1,609	1,371
Operating Profit	97	14
Net Income	$104	$19
Net Income per Share	$.02	$.00

ENCISION INC.
Unaudited Condensed Balance Sheet
(In thousands)

	June 30, 2006	June 30, 2005

Cash and Cash Equivalents	$1,099	$1,115
Current Assets	3,677	3,756
Total Assets	4,177	4,278
Current Liabilities	1,232	1,210
Shareholders’ Equity	2,945	3,068
Total Liabilities and Shareholders’ Equity	$4,177	$4,278

SOURCE  Encision Inc.
          -0-                                         07/20/2006
          /CONTACT:     Marcia McHaffie of Encision Inc., +1-303-444-2600,
mmchaffie@encision.com /
          /Web site:  http://www.encision.com/